For Release December 3, 2007 — 6:00 a.m. PT
STERLING FINANCIAL CORPORATION OF SPOKANE, WA,
AND NORTH VALLEY BANCORP OF REDDING, CA
TERMINATE MERGER PLANS
Spokane, WA — December 3, 2007 —
Sterling Financial Corporation (“Sterling”) (NASDAQ:STSA) announced today that it has received notice from North Valley Bancorp (“North Valley”) (NASDAQ:NOVB) that, effective December 1, 2007, North Valley has elected to terminate the definitive agreement for the merger of North Valley with and into Sterling. Pursuant to the terms of the Agreement and Plan of Merger dated April 10, 2007 (the “Merger Agreement”), either party had the right to terminate the Merger Agreement if the proposed merger was not consummated by November 30, 2007.
The terms of the Merger Agreement had been unanimously approved by the board of directors of each company, and had also been approved by the shareholders of North Valley. The pending merger remained subject to regulatory approval and satisfaction of other customary closing conditions. In October, Sterling announced that it had revised its expectations regarding the expected closing date of the proposed merger because the Federal Deposit Insurance Corporation (the “FDIC”) had informed Sterling that the FDIC could not advise when or if the pending application to merge Sterling Savings Bank with North Valley Bank would be approved.
Chairman and chief executive officer of Sterling, Harold B. Gilkey, stated “We had hoped to complete this transaction, but we recognize that the delay in receiving requisite regulatory approval created challenges for North Valley’s ability to plan for the future and we understand their need to be able to give their stakeholders guidance with regard to expectations for day-to-day operations. It is disappointing that specific assurances regarding the timing of regulatory approval are not currently available. This was a great opportunity to combine the resources of two companies that shared a commitment to community, a strong customer service culture and an appetite for continuous improvement that would have benefited the customers, shareholders and employees of both companies.”
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ABOUT STERLING
Sterling Financial Corporation of Spokane, Washington, is a bank holding company, of which the principal operating subsidiaries are Sterling Savings Bank and Golf Savings Bank. Sterling Savings Bank is a Washington State-chartered, federally insured commercial bank, which opened in April 1983 as a stock savings and loan association. Sterling Savings Bank, based in Spokane, Washington, has financial service centers throughout Washington, California, Oregon, Idaho and Montana. Through Sterling Savings Bank’s wholly owned subsidiaries, Action Mortgage Company and INTERVEST-Mortgage Investment Company, it operates loan production offices throughout the western United States. Sterling Savings Bank’s subsidiary Harbor Financial Services provides non-bank investments, including mutual funds, variable annuities and tax-deferred annuities and other investment products through regional representatives throughout Sterling Savings Bank’s branch network.
Golf Savings Bank is a Washington State-chartered and FDIC insured savings bank. Golf Savings Bank’s primary focus is the origination of single-family residential mortgage loans.

Sterling Contacts:	Sterling Financial Corporation
Harold B. Gilkey
Chairman and Chief Executive Officer
509-354-8186

Daniel G. Byrne
EVP, Chief Financial Officer
509-458-3711

Sterling Media Contact:	Jennifer Lutz
Public Relations Administrator
509-368-2032

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